Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Announces Closing of Common Stock and Warrant Offering

WATERTOWN, MA, April 12, 2006 — Acusphere, Inc. (NASDAQ: ACUS), today announced that it closed its “registered direct” offering of 5,772,004 units, each unit consisting of (i) one share of common stock and (ii) one warrant to purchase 0.3 shares of common stock at an exercise price of $7.97 per share, for a purchase price of $6.9675 per unit.  Units are not issued or certificated.  The shares of common stock and warrants are immediately separable and will be issued separately.  The warrants will be exercisable beginning on October 12, 2006 and until April 12, 2011. Cowen & Co., LLC acted as exclusive placement agent for the offering.

A shelf registration statement relating to the securities that has previously been filed with, and has been declared effective by, the Securities and Exchange Commission (“SEC”).  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Cowen & Co., LLC at 1221 Avenue of the Americas, New York, NY 10020, (646) 562-1000.